Litigation Update

Federal Case:
As previously reported in the press, a
number of private lawsuits have been
filed including
purported class action and derivative
lawsuits, making various allegations and naming as defendants various persons, including certain Scudder (now DWS) funds, the funds' investment advisors and their affiliates, certain individuals, including in some cases fund
Trustees/Directors,
officers, and other parties.  Each
Scudder fund's investment advisor has
agreed to indemnify the
applicable Scudder funds in connection
with these lawsuits, or other lawsuits or regulatory actions that may be filed making allegations similar to these lawsuits regarding market timing, revenue sharing, fund valuation or other subjects arising from or related to the pending inquiries.
Based on currently available information, the funds' investment advisors believe the likelihood that the pending lawsuits will have a material adverse financial impact on a Scudder fund is remote and such actions are not likely to materially affect their ability to perform under their investment management agreements with the
Scudder funds.

The following purported class action and derivative lawsuits pertaining to market timing have been filed:

There are 15 class and derivative actions that have been consolidated and transferred to a
Multidistrict Litigation in the District of Maryland ("MDL") (Multidistrict
Litigation 1586-In re
Mutual Funds Investment Litigation).  The
11 Complaints originally filed in the
Southern District
of New York that were transferred to the MDL were virtually identical and each asserted claims against Deutsche Bank AG, Deutsche
Investment Management Americas Inc. and
Deutsche
Asset Management, Inc. as well as
approximately 85 Funds in the Scudder
family of funds and
John Doe defendants.  The three cases
that were originally filed in the Eastern
District of New
York and the one case originally filed in the District of Delaware are derivative actions brought by purported shareholders in many of the Scudder Funds. These actions named
Deutsche
Investment Management Americas Inc.,
Deutsche Asset Management, Inc., and John
Doe
defendants.  On September 29, 2004, two
consolidated amended complaints, one a
consolidated
amended class action complaint and the
other a consolidated amended fund
derivative complaint,
were filed.

On January 11, 2006, Plaintiffs filed a
Second Consolidated Amended Class Action
Complaint.
The officer defendants have been
voluntarily dismissed from the class
action pursuant to a tolling
agreement entered into with Plaintiffs.
Deutsche Bank AG has been dismissed from the derivative action. On March 16, 2007, the court issued an opinion granting in part and denying in part the Deutsche Defendants' motion to dismiss the Second Consolidated
Amended Class
Action Complaint. The case is currently in the discovery phase. The court also has scheduled briefing on certain issues related to the Plaintiffs' standing to bring claims on behalf of shareholders in funds in which the named
Plaintiffs never owned shares.

State Case:
On September 16, 2003, a case was
commenced in the Circuit Court for
Madison County,
Illinois entitled Potter v. Janus
Investment Fund, et al.  Defendants
include, among others,
Deutsche Investment Management Americas,
Inc. ("DIMA"), and Scudder International
Fund.
On October 23, 2003, Defendants removed
the case to the United States District
Court for the
Northern District of Illinois. On
February 9, 2004 the District Court
remanded the case back to
state court.  Defendants appealed this
decision.  On April 5, 2005 the Seventh
Circuit Court of
Appeals reversed the District Court's
decision and instructed the District
Court to undo the
remand order and dismiss the complaint.
On May 27, 2005, the District Court, in
accord with
the Appellate Court's mandate, dismissed the state law claims with prejudice. On
September 29,
2005, Plaintiffs filed a petition for a
writ of certiorari to the Supreme Court
of the United States.
On January 6, 2006, the Supreme Court
granted the petition to address
jurisdictional questions.
On June 15, 2006, the Supreme Court
vacated the decision of the Seventh
Circuit and held that
the Court of Appeals did not have
jurisdiction to address District Court's remand order. The case was remanded to and reopened in state court. On November 13, 2006, Defendants removed the case to federal court for a second time.
On April 6, 2007, the district court
remanded the case
back to state court. Defendants appealed this decision to the Seventh Circuit, which dismissed the appeal for lack of jurisdiction on July 13, 2007. The case is now back in state court, and a number of motions are pending.

The following purported class action
lawsuits pertaining to revenue sharing
have been filed:

There are 3 class actions that have been consolidated in the Southern District of New York. On
September 6, 2005, Walker v. Deutsche
Bank AG, et al., Mazza v. Deutsche Bank
AG, et al and
Icardo v. Deutsche Bank AG, et al, were
consolidated. The consolidated Complaint filed on
December 19, 2005 names Deutsche Bank AG, certain affiliated adviser entities, and
Scudder
Distributors Inc.

On August 15, 2007, the court granted the Deutsche Defendants' motion to dismiss with prejudice and denied Plaintiffs' request for leave to amend the complaint.


G:\mfld\market timers\Disclosure -
Litigation\77e disclosure _ 1-21-05.doc
August 2007 Update